EXHIBIT 107

Calculation of Filing Fee Tables

Registration Statement on Form S-3

(Form Type)

 374WATER INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	(1)	(1)	(1)	(1)	(1)	-	-	-	-
Fees to Be Paid	Equity	Preferred Stock, par value $0.0001 per share	(1)	(1)	(1)	(1)	(1)	(1)	-	-	-	-
Fees to Be Paid	Other	Units(2)	(1)	(1)	(1)	(1)	(1)	(1)	-	-	-	-
Fees to be Paid	Equity	Rights	(1)	(1)	(1)	(1)	(1)	(1)	-	-	-	-
Fees to Be Paid	Equity	Warrants	(1)	(1)	(1)	(1)	(1)	(1)	-	-	-	-
Fees to be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(1)	$200,000,000(1)	$110.20 per $1,000,000	$22,040	-	-	-	-

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	3,645,000(3)	$2.59(4)	$9,440,550	$110.20 per $1,000,000	$1,041	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts				-	$209,440,550		$23,081
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$23,081

(1)

Pursuant to Instruction 2.A(iii)(b) of Item 16(b) of Form S-3, this information is not required to be included. An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered under this registration statement at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold under this registration statement, as shall have an aggregate initial offering price up to $200,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. In addition, the total amount to be registered and the proposed maximum offering price are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)

Units may be issued under a unit agreement and will represent an interest in one or more securities registered under this registration statement including shares of common stock or preferred stock,

or warrants, in any combination, which may or may not be separable from one another.

(3)

Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of the Registrant’s common stock, as reported on the Nasdaq Capital Market on December 16, 2022.

(4)

Represents the shares of common stock of the Registrant that will be offered for resale by the selling stockholder pursuant to the prospectus to which this exhibit is attached. Consists of (i) 2,430,000 shares of the Registrant’s common stock issued to the selling stockholders named in this prospectus in December 2021; and (ii) 1,215,000 shares of the Registrant’s common stock that are issuable pursuant to the terms of the warrants held by the selling stockholders named in this prospectus and issued in December 2021.